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                                                                    Exhibit 10.1

                                                EFFECTIVE DATE: JANUARY 31, 2007

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                               (ERNIE R. KRUEGER)

     This Agreement, dated as of the 31st day of January 2007 (the "Effective Date") by and between MACKINAC FINANCIAL CORPORATION, a Michigan corporation (the "Company"), and ERNIE R. KRUEGER ("Employee").

                                   WITNESSETH:

     WHEREAS, the Company currently employs Employee pursuant to an Employment Agreement dated December 15, 2004, as amended by First Amendment to Employment Agreement dated January 12, 2005 (the "First Agreement"); and

     WHEREAS, Employee and Company have agreed to extend Employee's employment by Company on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual undertakings set forth herein the parties hereto agree as follows:

     1. Employment and Duties. As Executive Vice President and Chief Financial Officer of the Company and the Company's wholly-owned subsidiary, mBank (the "Bank"), Employee shall have the duties and responsibilities commensurate with such titles and offices, including, without limitation, all such duties and responsibilities as now are or hereafter may be set forth with respect to such offices in the respective bylaws of the Company and the Bank or in the directives of the Board of Directors of the Company (the "Company Board") or Board of Directors of the Bank. As of the Effective Date, this Agreement shall amend, supersede and replace in its entirety any other written or oral Employment Agreements between Company and Employee, including, without limitation, that certain agreement dated December 15, 2004, as amended, and all such

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agreements shall be of no further force and effect. During the Employment Period
(as hereinafter defined), Employee also shall serve as an officer of such other affiliates of the Bank or the Company and in such other capacities as he may be requested by the Company Board and shall assume such duties and responsibilities as from time to time may be assigned to him by the Company Board, all without additional compensation therefore. Throughout the Employment Period, Employee shall devote his business time, attention, and energy on a full-time basis exclusively to the affairs of the Bank and the Company and its affiliates.

     2. Term of Employment. The employment of Employee hereunder shall commence on the Effective Date and shall continue, unless earlier terminated as provided in this Agreement, through January 31, 2010 (the "Employment Period").

     3. Cash Compensation. As full cash compensation for all services to be performed by Employee hereunder, the Company shall pay to Employee the following:

          (a) salary of not less than $165,000.00 per year (to be reviewed annually by the Company Board), payable at the intervals at which other executive officers of the Company and Bank are paid;

          (b) an additional incentive bonus (if earned) payable during the Employment Period prior to fiscal year-end in accordance with the Company's or Bank's policy or plan.

     4. Relocation Benefits. If Employee is directed by Bank to relocate his principal office location by fifty (50) miles or more from Manistique, Michigan during the Employment Period, the Company shall pay or reimburse Employee's reasonable relocation expenses as determined and approved by the Chairman of the Company, and if requested by Employee, within sixty (60) days of the Company's direction to relocate his principal office, the Company shall purchase Employee's principal residence for its appraised fair market value, which appraisal shall


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be paid for by Company. The Company shall be responsible for all costs associated with such purchase.

     5. Employee Benefits; Disability Insurance.

          (a) During the Employment Period, Employee shall be entitled to participate in such Company employee benefit plans as from time to time are maintained, sponsored, or made available to the executive employees of the Company and the Bank generally, in each case on the same terms and subject to the same conditions and limitations generally applicable to other executive officers with respect to participation therein. Employee shall be entitled to no less than five (5) weeks of paid vacation per calendar year during the Employment Period. Vacation time not taken shall not be accumulated and carried forward to a subsequent calendar year.

          (b) To provide for Employee in the event of Employee's disability, Employer will purchase, to the extent available, a supplemental disability insurance policy for the benefit of the Employee that will provide Employee with the difference between 80% of Employee's then current base salary and the amount available under the Company's long term disability policy until the earlier of Employee's (i) death and (ii) attainment of age 65.

     6. Certain Expenses. With the approval of the Chairman of the Company, and in accordance with the Company's practices and policies as then in effect during the Employment Period as same are applied to executive officers, the Company shall pay or reimburse Employee for reasonable travel, entertainment, and other incidental expenses (including, the cost of business publications and professional associations), incurred on or in furtherance of the business of the Company or the Bank.

     7. Certain Continuing Obligations of Employee. Throughout the Employment Period and thereafter, Employee agrees to keep confidential all trade secrets, customer lists, business


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strategies, financial and marketing information, and other data concerning the private affairs of the Company and the Bank or any of their affiliates, made known to or developed by Employee during the course of his employment hereunder ("Confidential Information"), not to use any Confidential Information or supply Confidential Information to others other than in furtherance of the Company's or Bank's business, and to return to the Company upon termination of his employment all copies, in whatever form, of all Confidential Information and all other documents relating to the business of the Company or any of its affiliates, including, without limitation, the Bank, which may then be in the possession or under the control of Employee.

     At the request of the Company Board, whether or not made during the Employment Period, Employee agrees to execute such confidentiality agreements, assignments of intellectual property rights, and other documents as hereafter may be reasonably determined by the Company Board to be appropriate to carry out the purposes of this Section.

     8. Termination of Employment: Effect.

          (a) Employee's employment hereunder will be terminated in any of the following ways:

               (i) Immediately upon the death of the Employee;

               (ii) Upon the Employee becoming disabled due to his physical or mental condition to regularly and satisfactorily perform his duties hereunder (as determined by the Company Board) for a period of one (1) year;

               (iii) By either the Employee or the Company, without or with Cause (as hereinafter defined), by thirty (30) days' prior written notice to the other, effective as of the date specified in such notice; or


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               (iv) Thirty (30) days after written notice by either the Company or Employee after a Change of Control (as hereinafter defined) if (A) Employee terminates his employment for Good Reason (as hereinafter defined); or (B) the Company terminates Employee's employment otherwise than for Cause or Employee's disability.

          (b) Upon the termination of Employee's employment in any of the ways provided in subsection (a), then this Agreement and all rights and obligations of Employee and the Company hereunder (as opposed to rights and obligations under any Company employee benefit plan in which Employee participated) shall terminate and cease immediately, except for (i) Employee's rights to the payments provided in Section 9 below; and (ii) the rights and obligations set forth in Section 7 above and Sections 12 and 13 below.

     9. Payments on Termination. Employee shall be entitled to the following payments and benefits upon termination of his employment:

          (a) If Employee's employment is terminated under Section 8(a)(i) above (by reason of death), or if Employee's employment is terminated (either voluntarily by Employee or for Cause by the Company) under Section 8(a)(iii) above, then Employee shall be entitled to the cash compensation under Section 3(a) above, and the benefits and reimbursements to which Employee is entitled under Sections 5(a) and 6 above, through the date of termination of employment.

          (b) If Employee's employment is terminated by the Company without Cause under Section 8(a)(iii) above, Employee shall be entitled to a lump sum cash compensation equal to his then compensation under Section 3(a) above, plus the greater of (i) the highest


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     incentive bonus received by Employee under Section 3(b) above, and (ii) the highest incentive bonus received by Employee from the period January 1, 2005 through the Effective Date; together with the benefits and reimbursements under Sections 5(a) and 6 above, for a period of one year following the effective date of such termination of employment. Unless otherwise prohibited or restricted by statute, regulation, or regulatory agency overseeing banks or bank holding companies, the lump sum compensation due Employee under this Section 9(b) shall be paid to Employee within fifteen (15) days of the event giving rise to the required payment.

          (c) If Employee's employment is terminated due to Employee's disability under Section 8(a)(ii) above, Employee shall be entitled to receive the insurance benefits described in Section 5(b)(ii) above.

          (d) If Employee's employment is terminated upon a Change of Control under Section 8(a)(iv) above (by Employee for Good Reason or by the Company other than for Cause), Employee shall be entitled to (a) a cash payment equal to 299% of Employee's then current base salary under Section 3(a) above immediately, and (b) the benefits and reimbursements under Sections 5(a) and 6 above for a period of one (1) year following a Change in Control.

          (e) In the event the payments required under this Agreement, when added together with any other amounts required to be included by Employee under the provisions of the Internal Revenue Code of 1986, as amended, result in an "Excess Parachute Payment," as that term is defined in Section 280G of the Code, then the amount of the payments provided for in this Agreement shall be reduced in an amount which eliminates


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     any and all excise tax to be imposed under Section 4999 (or any successor thereto) of the Code.

     10. DEFINITIONS. FOR PURPOSES OF THIS AGREEMENT:

          (a) "Cause" means any of the following:

               (i) Material breach of any of the terms of this Agreement or of the Company's or Bank's policies and procedures applicable to employees and/or directors;

               (ii) Conviction of or plea of guilty or nolo contendere to a crime involving moral turpitude or involving any violation of securities or banking law or regulation, or the issuance of any court or administrative order enjoining or prohibiting Employee from violating any such law or regulation;

               (iii) Repeated or habitual intoxication with alcohol or drugs while on the premises of the Company or the Bank or any of their affiliates, or during the performance by Employee of any of his duties hereunder;

               (iv) Embezzlement of any property belonging or entrusted to the Company or the Bank, or any of their affiliates;

               (v) Willful misconduct or gross neglect of duties, or failure to act with respect to duties or actions previously communicated to Employee in writing by the Company Board; or

               (vi) Any act or omission of kind or nature determined in good faith by the Company Board to be of significant seriousness, which in the good faith judgment of the Company Board may have adversely affected or may in the future adversely affect the Company, the Bank, or any of their affiliates, or has irreparably


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          damaged Employee's continued ability to function effectively in any of the capacities contemplated by this Agreement.

          (b) "Change in Control" shall occur if at any time:

               (a) Any person or group (as such terms are used in connection with Section 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of the Company or Bank representing twenty-five percent (25%) or more of the combined voting power of the Company's or Bank's then outstanding securities;

               (b) A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence of which, members of the Company Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or

               (c) A merger, consolidation, or reorganization is consummated with any other corporation pursuant to which the shareholders of the Company or the Bank immediately prior to the merger, consolidation, or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated, or reorganized entity.

     Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Company or a subsidiary of the Company, or other similar fiduciary capacity of the Company with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (i)(a) hereof. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Company or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (i)(a) hereof.

          (c) "Good Reason" means any of the following occurrences without the written consent of Employee: (a) the assignment to Employee of any duties inconsistent with his duties described in Section 1 hereof or any removal of Employee from or any failure to reelect Employee to his positions described in Section 1 hereof, except in connection with promotions to higher office; provided, that the suspension of Employee from the duties of his employment and any positions held by him during the pendency of any criminal


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     proceedings against Employee as to which a conviction would constitute
     "Cause" shall not be deemed "Good Reason" so long as during the period of such suspension the Company continues to pay the base salary and provide the additional benefits to which Employee is entitled; (b) the Company requiring that the Employee relocate his principal office to a location fifty or more miles from Manistique, Michigan; (c) the material reduction, at any time, of the additional benefits theretofore provided to Employee; provided, that (i) reductions in the actual economic value of additional benefits in accordance with the objective terms of such additional benefits (e.g., changes in the amounts of bonus payments from time to time in accordance with the objective terms of a bonus formula) shall not be deemed a reduction of such additional benefits for this purpose, and (ii) the replacement of additional benefits with other new additional benefits having substantially equivalent economic value to Employee shall not be deemed a reduction of additional benefits for this purpose; (d) the failure of the Company to pay Employee the base salary and provide the additional benefits as and when required hereof; or (e) any other failure of the Company to perform its obligations to Employee hereunder if such failure continues uncured for ten (10) days after written notice thereof, specifying the nature of such failure and requesting that it be cured, is given by Employee to the Company.

     11. Integration; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and thereof, and supersedes and replaces in their entirety any prior agreements or understandings concerning such subject matter, including without limitation the First Agreement. This Agreement may not be waived, changed, modified, extended, or discharged orally, but only by agreement in writing signed in the case of the Company by the Chairman or Vice Chairman of the Company Board.


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     12. Arbitration. Any controversy, dispute, or claim arising out of or relating to employee's employment or to this Agreement or breach thereof shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association at its Southfield, Michigan offices. Judgment upon any award may be entered in any circuit court or other court having jurisdiction thereof, without notice to the opposite party or parties. Anything contained herein to the contrary notwithstanding, this agreement to arbitrate shall not be deemed to be a waiver of the Company's right to secure equitable relief including injunction (whether as part of or separate from the arbitration proceeding) if and when otherwise appropriate.

     13. Noncompetition and Nonsolicitation. Notwithstanding anything to the contrary contained elsewhere in this Agreement:

          (a) In view of Employee's importance to the success of the Company and the Bank, Employee and the Company agree that the Company and the Bank would likely suffer significant harm from Employee's competing with the Company or the Bank during Employee's term of employment and for some period of time thereafter. Accordingly, Employee agrees that Employee shall not engage in competitive activities while employed by the Company or the Bank and, in the event Employee's employment is terminated voluntarily by Employee or without cause by the Company pursuant to Section 8(a)(iii) above, during the Restricted Period. Employee shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Company, (i) within a fifty (50) mile radius of the main office or any branch office of the Bank, render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner, or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Company or any of its affiliates in providing financial products or services


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     (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise within a fifty (50) mile radius of the main office or any branch office of the Bank, which competes directly or indirectly with the business of the Company or the Bank or any of their affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Employee shall not be prohibited from owning less than five (5%) percent of any publicly traded corporation whether or not such corporation is in competition with the Company. For purposes hereof, the term "Restricted Period" shall equal the longer of (y) twelve (12) months, or (z) the period during which Employee receives salary and benefits under Section 8(a)(iii) above (as provided in Section 9(b)), in each case commencing as of the date of Employee's termination of employment.

     14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State.

     15. Regulatory Approval. The Company and Employee agree to use their respective best efforts to obtain such approval of bank regulatory authorities if required for this Agreement and the payment of any termination payments.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       MACKINAC FINANCIAL CORPORATION


                                       /S/ PAUL D. TOBIAS
                                       ----------------------------------------
                                       By: Paul D. Tobias
                                       Its: Chairman and Chief Executive Officer


                                       /S/ ERNIE R. KRUEGER
                                       ----------------------------------------
                                       Ernie R. Krueger


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